Exhibit 4.01

LEHMAN BROTHERS HOLDINGS INC.

Partial Protection Participation Notes Linked to a Basket of Global Index Funds Due June 5, 2010

Number R-1	$1,320,000
ISIN US5252M0GE18	CUSIP 5252M0GE1

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $1,000 principal amount of the Securities represented hereby, an amount equal to the Payment at Maturity. THE SECURITIES REPRESENTED HEREBY SHALL NOT BEAR ANY INTEREST.

Any amount payable hereon on the Maturity Date will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are trademarks of The McGraw-Hill Companies, Inc. and are expected to be licensed for use by the Company. The Company is expected to enter into a non-exclusive license agreement with Standard & Poor’s (“S&P”), a division of The McGraw Hill Companies, Inc. for use of “Standard & Poor’s Depositary Receipts®” and “SPDR®” which are also trademarks of The McGraw-Hill Companies, Inc. The Securities, which are linked to the performance of the SPDR Trust, Series 1, are not sponsored, endorsed, sold or promoted by S&P, State Street Bank and Trust Company, as trustee for the Index Fund (“SSBTC”) and PDR Services LLC, as sponsor of the SPDR Trust, Series 1 (the “Index Fund Sponsor”). S&P, SSBTC and the Index Fund Sponsor makes no representation regarding the advisability of investing in the Securities. S&P has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to the Company. The Securities, linked to the performance of the iShares® MSCI EAFE Index Fund, are not sponsored, endorsed, sold or promoted by BGI. BGI makes no representations or warranties to the Holders of the Securities or any member of the public regarding the advisability of investing in the Securities. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

“MSCI EAFE Index®” is a registered trademark of MSCI, Inc. (“MSCI”) and is expected to be licensed for use by the Company. The Securities which are linked to the performance of the iShares® MSCI EAFE Index Fund, are not sponsored, endorsed, sold or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the Securities.

“Russell 2000® Index” is a registered trademark of Russell Investment Group (“Russell”) and has been licensed for use by the Company. The Securities, which are linked to the performance of the iShares® Russell 2000 Index Fund, are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the Securities.

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IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: June 5, 2008	LEHMAN BROTHERS HOLDINGS INC.

[SEAL]	By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A. as Trustee

By:
Authorized Officer

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Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as Partial Protection Participation Notes Linked to a Basket of Global Index Funds Due June 5, 2010 (herein called the “Securities”). The Company may, without the consent of the holders of the Securities, create and issue additional securities ranking equally with the Securities and otherwise similar in all respects so that such additional securities shall be consolidated and form a single series with the Securities; provided that no additional securities can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity shall, at the request of the Trustee be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Payment at Maturity and shall have no duty to make any such determination. At or prior to 11:00 a.m. on the Business Day preceding the Maturity Date, the Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Payment at Maturity.

All calculations with respect to each Basket Index Fund Return, the Basket Ending Level and the Basket Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount Security on the Maturity Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Payment at Maturity calculated as though the date of acceleration were the Maturity Date and the third Business Day immediately preceding the date of acceleration were the Valuation Date. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Securities (as defined in the Indenture) of each series affected by a proposed supplemental indenture (each series voting as a class), evidenced as provided in the Indenture, to execute such supplemental indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any provisions of, the Indenture or of any supplemental indenture or, modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Outstanding Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Outstanding Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Payment at Maturity with respect to this Security.

The Securities are issuable in denominations of $1,000 and any whole multiples thereof.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, or premium, if any, on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company intends to treat, and by purchasing this Security, the Holder agrees to treat, for all tax purposes, this Security as a cash-settled financial contract, rather than as a debt instrument.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Basket” shall mean the basket of three index funds to which the Securities are linked. The Basket shall initially be composed of the SPDR Trust, Series 1, the iShares® MSCI EAFE Index Fund and the iShares® Russell 2000 Index Fund (each, a “Basket Index Fund” and, collectively, the “Basket Index Funds”).

“Basket Ending Level”, as calculated by the Calculation Agent, is calculated as follows:

Basket Starting Level × [1 + (the sum of (Basket Index Fund Return × Basket Index Fund Weighting) for all Basket Index Funds)]

“Basket Index Fund” shall initially be the SPDR Trust, Series 1, the iShares® MSCI EAFE Index Fund and the iShares® Russell 2000 Index Fund (each, a “Basket Index Fund” and, collectively, the “Basket Index Funds”).

“Basket Index Fund Final Share Price” shall mean, with respect to each Basket Index Fund, the Closing Price of the Basket Index Fund on the Valuation Date.

“Basket Index Fund Initial Share Price” for each Basket Index Fund shall equal the Closing Price of such Basket Index Fund on the Pricing Date, divided by the applicable Share Adjustment Factor. The Basket Index Fund Initial Share Price of each Basket Index Fund shall initially be as follows:

Basket Index Fund	Basket Index Fund Initial Share Price
SPDR Trust, Series 1 iShares® MSCI EAFE Index Fund iShares® Russell 2000 Index Fund	$138.90 $75.91 $73.99

“Basket Index Fund Return” for each Basket Index Fund, as calculated by the Calculation Agent, shall be calculated as follows:

Basket Index Fund Final Share Price – Basket Index Fund Initial Share Price

Basket Index Fund Initial Share Price

“Basket Index Fund Weighting” shall mean, with respect to each Basket Index Fund, the weighting for such Basket Index Fund. The Basket Index Fund Weighting for each Basket Index Fund shall be as follows:

Basket Index Fund	Basket Index Fund Weighting
SPDR Trust, Series 1 iShares® MSCI EAFE Index Fund iShares® Russell 2000 Index Fund	45.00% 40.00% 15.00%

“Basket Return”, as calculated by the Calculation Agent, is calculated as follows:

Basket Ending Level – Basket Starting Level

Basket Starting Level

“Basket Starting Level” shall equal 1,000.

“Buffer Amount” shall equal 10.00%.

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York are authorized or obligated by law to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

“Closing Price” shall mean, as to one share of any Basket Index Fund (or any Successor Basket Index Fund) or one unit of any other security for which a Closing Price must be determined on any Trading Day:

•

if such Basket Index Fund (or any such Successor Basket Index Fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934 (the “Exchange Act”) on which such Basket Index Fund (or any such Successor Basket Index Fund or such other security) is listed or admitted to trading;

•

if such Basket Index Fund (or any such Successor Basket Index Fund or such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by Financial Industry Regulatory Authority, Inc. (“FINRA”) on such day;

•

if such Basket Index Fund (or any such Successor Basket Index Fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day;

•

if such Basket Index Fund (or any such Successor Basket Index Fund) is de-listed, liquidated or otherwise terminated, the Closing Price calculated pursuant to the alternative methods of calculation of the Closing Price described below under “Alternative Calculation of Closing Price”; or

•

if, because of a Market Disruption Event or otherwise, the last reported sale price for such Basket Index Fund (or any such Successor Basket Index Fund or such other security) is not available for such Trading Day pursuant to the preceding bullet points, then (i) if the day for which such last reported sale price is unavailable is other than the Valuation Date, the calculation agent’s good faith estimate of the price of a share of such

Basket Index Fund (or such other security) as of the close of trading on such trading day, in its sole discretion, and (ii) if the day for which such last reported sale price is unavailable is the originally scheduled Valuation Date with respect to such Basket Index Fund, the price determined pursuant to the final sentence of the definition of “Valuation Date,”

in each case subject to the provisions of “Alternative Calculation of Closing Price” below.

“Company” shall have the meaning set forth on the face of this Security.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Market Disruption Event” shall mean, with respect to any Basket Index Fund (or any Successor Basket Index Fund or other security for which a Closing Price must be determined) on any day, any of the following events on such day, as determined by the Calculation Agent:

(1) the occurrence or existence of a suspension, absence or material limitation of trading of the shares of such Basket Index Fund (or such Successor Basket Index Fund or such other security) on the primary market for such shares (or such Successor Basket Index Fund or such other security) at any time during the one-hour period preceding the close of the principal trading session in such market; or

(2) a breakdown or failure in the price and trade reporting systems of the primary market for the shares of such Basket Index Fund (or such Successor Basket Index Fund or such other security) as a result of which the reported trading prices for such shares (or such Successor Basket Index Fund or such other security) during the last one-hour period preceding the close of the principal trading session in such market are materially inaccurate; or

(3) the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of such Basket Index Fund (or such Successor Basket Index Fund or such other security), if available, during the last one-hour period preceding the close of the principal trading session in the applicable market; or

(4) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the related Underlying Index (or the underlying index related to such Successor Basket Index Fund) on the Relevant Exchanges for such stocks at any time during the one-hour period preceding the close of the principal trading session on such Relevant Exchange; or

(5) a breakdown or failure in the price and trade reporting systems of the primary market of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the related Underlying Index (or the underlying index related to such Successor Basket Index Fund) at any time during the one-hour period preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

(6) the occurrence or existence of a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Underlying Index (or the underlying index related to such Successor Basket Index Fund) or shares of such Basket Index Fund (or such Successor Basket Index Fund or such other security) at any time during the one-hour period preceding the close of the principal trading session on such exchange; or

(7) a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in an Underlying Index (or the underlying index related to a Successor Basket Index Fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Underlying Index (or the underlying index related to such Successor Basket Index Fund) shall be based on a comparison of:

•	the portion of the level of such Underlying Index (or the underlying index related to such Successor Basket Index Fund) attributable to that security relative to

•	the overall level of such Underlying Index (or the underlying index related to such Successor Basket Index Fund)

in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

(2) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3) a suspension of trading in futures or options contracts on an Underlying Index (or the underlying index related to a Successor Basket Index Fund) or shares of a Basket Index Fund (or such Successor Basket Index Fund or such other security) by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Underlying Index (or the underlying index related to such Successor Basket Index Fund) or the shares of such Basket Index Fund (or such Successor Basket Index Fund or such other security); and

(4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to such Underlying Index (or the underlying index related to such Successor Basket Index Fund) or the shares of such Basket Index Fund (or such Successor Basket Index Fund or such other security) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean June 5, 2010, unless that day is not a Business Day, in which case the amount equal to the Payment at Maturity that would otherwise be due on the scheduled Maturity Date will instead be due on the next succeeding Business Day following such scheduled Maturity Date, with the same effect as if paid on the scheduled Maturity Date; provided that if due to a non-Trading Day or a Market Disruption Event, the Valuation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the Valuation Date, as postponed.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Participation Rate” shall equal 110.00%.

“Payment at Maturity”, as calculated by the Calculation Agent for each $1,000 principal amount Security, shall equal:

•	If the Basket Return is positive, $1,000 + [$1,000 × (Basket Return × Participation Rate)].

•	If the Basket Return is equal to or less than zero, and the absolute value of the Basket Return is less than or equal to the Buffer Amount, $1,000.

•	If the Basket Return is negative and the absolute value of the Basket Return is greater than the Buffer Amount, $1,000 + [$1,000 × (Basket Return + Buffer Amount)].

“Place of Payment” shall mean the place or places where the Payment at Maturity on the Securities is payable.

“price” shall mean, as to one share of any Basket Index Fund (or one unit of any other security for which a Price must be determined) on any Trading Day:

•

if such Basket Index Fund (or such other security) is listed or admitted to trading on a national securities exchange, the highest intraday bid price on such day on the principal United States securities exchange registered under the Exchange Act, on which such Basket Index Fund (or any such other security) is listed or admitted to trading;

•

if such Basket Index Fund (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the highest reported bid price reported on the OTC Bulletin Board on such day; or

•	if a bid price is not available pursuant to the preceding bullet points, the Calculation Agent’s good faith estimate of such bid price, in its sole discretion.

“Pricing Date” shall mean June 2, 2008.

“Relevant Exchange” shall mean, as to any Basket Index Fund, the primary exchange quotation system (which includes bulletin board services) or other market of trading for the shares of such Basket Index Fund (or any Successor Basket Index Fund) or any security (or any combination thereof) then included in the related Underlying Index (or the underlying index related to a Successor Basket Index Fund).

“Securities” shall have the meaning set forth on the reverse of this Security.

“Share Adjustment Factor” shall, for each Basket Index Fund, initially equal 1.0, subject to adjustment under certain circumstances as described under “Anti-dilution Adjustments” below.

“Successor Basket Index Fund” shall have the meaning specified under the heading below “Alternative Calculation of Closing Price.”

“Trading Day” shall mean a day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and the over-the-counter market for equity securities in the United States.

“Trustee” shall have the meaning set forth on the reverse of this Security.

“Underlying Index” shall mean with respect to each Basket Index Fund, the index underlying that Basket Index Fund.

“Valuation Date” shall mean June 2, 2010; provided, however, that if the Valuation Date is not a Trading Day or if there is a Market Disruption Event on such day, with respect to a Basket Index Fund, the Calculation Agent will:

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with respect to each Basket Index Fund for which such day is a Trading Day and for which a Market Disruption Event has not occurred, determine the Closing Price of such Basket Index Fund for use in calculating the Basket Index Fund Final Share Price of such Basket Index Fund by reference to the Closing Price of such Basket Index Fund on that Trading Day; and

•

with respect to each Basket Index Fund for which such day is not a Trading Day or for which a Market Disruption Event has occurred, determine the Basket Index Fund Final Share Price of the Basket Index Fund by reference to the Closing Price of the Basket Index Fund on the next Trading Day for the Basket Index Fund on which there is not a Market Disruption Event; provided, however, if a Market Disruption Event with respect to the Basket Index Fund occurs on each of the eight Trading Days following the originally scheduled Valuation Date, then the Calculation Agent shall determine the Basket Index Fund Final Share Price of the Basket Index Fund based upon its good faith estimate of the price of such Basket Index Fund as of the close of trading on that eighth Trading Day, in its sole discretion.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Basket Ending Level (including each Basket Index Fund Return, the Basket Index Fund Final Share Price for each Basket Index Fund and the Basket Index Fund Initial Share Price for each Basket Index Fund), the Basket Return, the Closing Price, as applicable, of one share of each Basket Index Fund with respect to any Trading Day for the purposes of determining the applicable Share Adjustment Factor and anti-dilution adjustments, if any, and the Payment at Maturity on the Securities. The Calculation Agent will also be responsible for determining, among other things, whether a Market Disruption Event has occurred, which exchange traded fund will be substituted for a Basket Index Fund (or Successor Basket Index Fund, if applicable) if a Basket Index Fund (or Successor Basket Index Fund, if applicable) is de-listed, liquidated or otherwise terminated, whether an Underlying Index (or the underlying index related to a Successor Basket Index Fund) has been changed in a material respect, and whether a Basket Index Fund (or Successor Basket Index Fund, if applicable) has been so modified that such Basket Index Fund (or Successor Basket Index Fund, if applicable) does not, in the opinion of the Calculation Agent, fairly represent the price of such Basket Index Fund (or Successor Basket Index Fund, if applicable) in the absence of such modifications. All calculations, determinations and adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the Holders’ consent and without notifying Holders.

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of any Basket Index Fund are subject to a share split or reverse share split, then once such split has become effective, the applicable Share Adjustment Factor will be adjusted so that it equals the product of:

•	the Share Adjustment Factor before such adjustment, and

•

the number of shares that a holder of one share of such Basket Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If a Basket Index Fund is subject to (i) a share dividend, i.e., an issuance of additional shares of such Basket Index Fund that is given ratably to all or substantially all holders of shares of such Basket Index Fund or (ii) a distribution of shares of such Basket Index Fund as a result of the triggering of any provision of the corporate charter of such Basket Index Fund, then, once the dividend or distribution has become effective and the shares of such Basket Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that it equals the Share Adjustment Factor before such adjustment plus the product of:

•	the Share Adjustment Factor before such adjustment, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of such Basket Index Fund.

Non-cash Distributions

If a Basket Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of such Basket Index Fund to all or substantially all holders of shares of such Basket Index Fund (other than (i) share dividends or distributions referred to under “— Share Dividends or Distributions” above and (ii) cash dividends referred to under “— Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of such Basket Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that it equals the product of:

•	the Share Adjustment Factor before such adjustment, and

•

a fraction whose numerator is the Current Market Price of one share of such Basket Index Fund and whose denominator is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of any Basket Index Fund means the arithmetic average of the Closing Prices of one share of such Basket Index Fund for the ten Trading Days prior to the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

The “ex-dividend date” is, with respect to a dividend or distribution on a Basket Index Fund, the first Trading Day on which transactions in the shares of such Basket Index Fund trade on the Relevant Exchange without the right to receive that dividend or distribution.

The “Fair Market Value” of any such distribution is the value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the Closing Price of such distributed property on such ex-dividend date.

Cash Dividends or Distributions

If the issuer of any shares of a Basket Index Fund pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of such Basket Index Fund during any fiscal quarter during the term of the Securities, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of such Basket Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that it equals the product of:

•	the Share Adjustment Factor before such adjustment, and

•

a fraction whose numerator is the Current Market Price of one share of such Basket Index Fund and whose denominator is the amount by which such Current Market Price exceeds the amount in cash per share such Basket Index Fund distributes to holders of shares of such Basket Index Fund in excess of the Dividend Threshold.

“Dividend Threshold” shall mean, with respect to a Basket Index Fund, the amount of any cash dividend or cash distribution distributed per share of the Basket Index Fund that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of such Basket Index Fund by more than 10% of the Closing Price of such Basket Index Fund on the Trading Day immediately preceding the ex-dividend date.

The Calculation Agent will provide information as to any adjustments to any Share Adjustment Factor upon written request by any Holder.

Alternative Calculation of Closing Price

If a Basket Index Fund (or a Successor Basket Index Fund (as defined below) is de-listed from the Relevant Exchange, liquidated or otherwise terminated, the Calculation Agent will substitute an exchange traded fund that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Basket Index Fund (or such successor basket index fund) (such index fund being referred to herein as a “Successor Basket Index Fund”). If a Basket Index Fund (or a Successor Basket Index Fund) is de-listed, liquidated or otherwise terminated and the Calculation Agent determines that no Successor Basket Index Fund is available, then the Calculation Agent will, in its sole discretion, calculate the appropriate Closing Price of the shares of such Basket Index Fund (or a Successor Basket Index Fund) by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Basket Index Fund (or a Successor Basket Index Fund). If a Successor Basket Index Fund is selected or the Calculation Agent calculates a Closing Price by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Basket Index Fund (or a Successor Basket Index Fund), that Successor Basket Index Fund or Closing Price, as applicable, will be substituted for such Basket Index Fund (or such Successor Basket Index Fund) or such Basket Index Fund’s Closing Price for all purposes of the Securities.

If at any time:

•	an Underlying Index (or the underlying index related to a Successor Basket Index Fund) is changed in a material respect, or

•

a Basket Index Fund (or a Successor Basket Index Fund) in any other way is so modified that it does not, in the opinion of the Calculation Agent, fairly represent the Closing Price of the shares of such Basket Index Fund (or such Successor Basket Index Fund) in the absence of those changes or modifications, then, from and after that time, the Calculation Agent shall make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a Closing Price of an exchange traded fund comparable to such Basket Index Fund (or such Successor Basket Index Fund) as if those changes or modifications had not been made, and the Calculation Agent shall calculate the Closing Price with reference to the shares of such Basket Index Fund (or such Successor Basket Index Fund), as adjusted. The Calculation Agent also may determine that no adjustment is required by the modification of the method of calculation.

The Calculation Agent will provide information as to the method of calculating the Closing Price of the shares of any Basket Index Fund (or such Successor Basket Index Fund) upon written request by any Holder.

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - _________ Custodian _________
(Cust) (Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	( State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

__________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

____________________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.